 Exhibit (d)(8)

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (this “Agreement”), made this 29th day of September, 2016, by and between RMB Capital Management LLC, a limited liability company (the “Adviser”), and RMB Investors Trust (the “Trust”), a Delaware business trust, on behalf of its separate series set forth on Schedule A (each, a “Fund” and collectively, the “Funds”).

WHEREAS, the Trust is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), for the purpose of investing and reinvesting its assets in securities, as set forth in its Articles and its By-laws and its registration statements under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”); and the Trust, on behalf of the Funds, desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser and to have an investment adviser perform for it various investment advisory, research services, and other management services; and

WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is engaged in the business of rendering management and investment advisory services and desires to provide such services to the Trust;

NOW, THEREFORE in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.        Employment of the Adviser. The Trust hereby employs the Adviser to manage the investment and reinvestment of the Trust assets, subject to the control and direction of the Trust’s Board of Trustees (“Board”), for the period and on the terms hereinafter set forth. The Adviser hereby accepts such employment and agrees during such period to render the services and assume the obligations in return for the compensation provided herein. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.        Obligations of and Services to be Provided by the Adviser. The Adviser undertakes to provide the following services and to assume the following obligations:

(a)        The Adviser shall manage the investment and reinvestment of each Fund’s assets, subject to and in accordance with the investment objectives and policies of the Fund. In pursuance of the foregoing, the Adviser shall make all determinations with respect to the investment of each Fund’s assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary to implement the same. Such determination and services shall also include determining the manner in which voting rights, rights to consent to corporate action, any other rights pertaining to a Fund’s portfolio securities shall be exercised. The Adviser shall render regular reports to the Board concerning each Fund’s investment activities.

(b)        The Adviser shall, in the name of the Trust and on behalf of each Fund, place orders for the execution of the Fund’s portfolio transactions in accordance with the policies set forth in the Trust’s current registration statement under the 1940 Act and the 1933 Act. In connection with the placement of orders for the execution of each Fund’s portfolio transactions, the Adviser shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission (the “SEC”) and the Trust and any person retained by the Trust upon reasonable notice to the Adviser. Where applicable, such records shall be maintained by the Adviser for the periods and the places required by Rule 31a-2 under the 1940 Act.

(c)        The Adviser shall bear its expenses of providing services to the Trust and each Fund pursuant to this Agreement except such expenses as are undertaken by the Trust or the Fund in Section 3 hereof.

(d)        In providing the services and assuming the obligations set forth herein, the Adviser may, at its own expense, employ one or more subadvisors, subject to approval of the Board or, if required, vote of a majority of the outstanding shares of the Funds, in the manner required under the 1940 Act.

3.	Expenses of each Fund.

(a)        Except as otherwise provided herein, the Adviser will at its own expense furnish to the Trust office space in its offices or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing each Fund’s investments, and the Adviser will arrange, if desired by the Trust, for members of its organization to serve as trustees, officers or agents of the Trust.

(b)        The Adviser will pay directly or reimburse the Trust for the compensation (if any) of the members of the Board who are interested persons of the Adviser and all officers of the Trust who are Adviser employees (“Adviser Employees”); provided that the Chief Compliance Officer may be an Adviser Employee and receive compensation from the Trust.

(c)        All of the ordinary business expenses incurred in the operations of the Fund and the offering of its shares shall be borne by the Fund unless specifically otherwise provided in this Agreement. The Trust, on behalf of each Fund to the extent allowable to that Fund, will assume and will pay: (i) charges and expenses for fund accounting, pricing and appraisal services and related overhead, including, to the extent such services are performed by the Adviser personnel, or its affiliated persons, office space and facilities and personnel compensation, training and benefits; (ii) the charges and expenses of auditors; (iii) the charges and expenses of any administrator, custodian, transfer agent, plan agent, dividend disbursing agent and registrar appointed by the Trust; (iv) issue and transfer taxes chargeable to a Fund in connection with securities transactions to which the Fund is a party; (v) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Trust to federal, state or other governmental agencies; (vi) fees and expenses involved in registering and maintaining registrations of the Trust and/or its shares with the SEC, state or blue sky securities agencies and foreign countries, including the preparation of prospectuses and statements of additional information for filing with the SEC; (vii) all expenses of shareholders’ and Board meetings and of preparing, printing and distributing prospectuses, notices, proxy statements, and reports to shareholders and reports to governmental agencies; (viii) charges and expenses of legal counsel to the Trust and to the trustees of the Trust who are not interested persons of the Trust (“Independent Trustees”); (ix) any distribution fees paid by a Fund in accordance with Rule 12b-1 under the 1940 Act; (x) compensation of the Independent Trustees; (xi) the cost of preparing and printing share certificates; (xii) interest on borrowed money, if any; and (xiii) any expenses related to the Trust’s indemnity obligations under this Agreement.

(d)        In addition to the expenses described in Section 3(c) above, each Fund will pay all brokers’ and underwriting commissions chargeable to the Fund in connection with securities transactions to which the Fund is a party.

(e)        The Adviser shall not be obligated to pay any expenses of or for the Fund not expressly assumed by it pursuant to this Section.

4.	Compensation of the Adviser.

(a)        Each Fund will pay the Adviser, as compensation for its services and expenses assumed hereunder, a fee as set forth in the attached Fee Schedules I and II. Management fees payable hereunder will be computed daily and paid monthly in arrears. If this Agreement is effective subsequent to the first day of the month, or if this Agreement is terminated, the fee provided in this Section will be computed on the basis of the number of days in the month for which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

(b)        The Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or a portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Trust for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Adviser, subject to such terms regarding recoupment as from time to time agreed to by the Board, including a majority of the Trustees who are not interested persons of the Adviser. Any such fee reduction or undertaking may be discontinued or modified by the Adviser at any time.

(c)        The Adviser reserves the right to make payments to brokers and dealers in consideration of their promotional or administrative services.

5.        Activities of the Adviser. The services of the Adviser to the Trust and each Fund hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others. It is understood that Trustees and officers of the Trust are or may become interested in the Adviser as stockholders, officers, or otherwise, and that stockholders and officers of the Adviser are or may become similarly interested in the Trust, and that the Adviser may become interested in the Trust as shareholder or otherwise.

6.        Use of Names. The Trust agrees that in the event that neither the Adviser nor any of its affiliated persons acts as an investment adviser to the Trust or a Fund, the name of the Trust or Fund will be changed to one that does not contain the name “RMB,” “RMB Capital Management” or otherwise suggest an affiliation with the Adviser.

7.	Compliance

(a)        With respect to the services under this Agreement, the Adviser will comply with all Applicable Laws and all policies, procedures or reporting requirements that the Board reasonably adopts and communicates to the Adviser in writing. “Applicable Laws” shall mean (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Funds.

(b)        The Adviser agrees it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Adviser agrees to cooperate fully with the Trust and its Trustees and officers, including the Chief Compliance Officer of the Trust, with respect to any and all compliance-related matters.

(c)        The Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

(d)        The Adviser, at its expense, will provide the Board with such compliance reports relating to the Adviser’s duties under this Agreement as may be agreed upon by such parties from time to time.

8.        Notification to the Adviser. The Adviser promptly shall notify the Board in writing of the occurrence of any of the following events:

(a)        the Adviser shall fail to be registered as an investment advisor under the Advisers Act and under the laws of any jurisdiction in which the Adviser is required to be registered as an investment advisor in order to perform its obligations under this Agreement;

(b)        the Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund and which, if successful on the merits, would have a material adverse effect on any Fund or the performance of this Agreement by the Adviser;

(c)        a material violation of the Adviser’s Code of Ethics is discovered and, again, when action has been taken to rectify such violation;

(d)        any financial condition that is likely to impair the Adviser’s ability to fulfill its commitments under this Agreement, including, but not limited to, entry of an order for relief under the U.S. Bankruptcy Code;

(e)        any disciplinary event the Adviser is required to disclose on Form ADV under the Advisers Act; or

(f)        any other event that might affect, in any material respect, the ability of the Adviser to provide the services provided for under this Agreement.

9.	Liability.

(a)        The Adviser will be liable for its own acts and omissions caused by its willful misfeasance, bad faith, or gross negligence in the performance of its duties or by its reckless disregard of its obligations under this Agreement, and nothing herein will protect the Adviser against any such liability to the Trust or its shareholders. The Adviser will not be liable for the acts and omissions of any third party employed by the Funds or any agent employed by the Adviser, nor for those of any bank, trust company, broker or other person with whom or into whose hands any moneys, shares of the Trust or securities and investments may be deposited or come in compliance with the provisions of this Agreement. The Adviser will not be liable for any defect in title of any property acquired, nor for any loss unless it occurs through its own willful default. Subject to the first sentence of this Section, the Adviser will not be liable for any action taken or omitted on advice, obtained in good faith, of counsel, provided such counsel is reasonably satisfactory to the Trust.

(b)        None of the Trustees, officers, agents or shareholders of the Trust will be personally liable hereunder or are assuming any liability for obligations entered into on behalf of the Trust. All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust. No Fund will be liable for any claims against any other Fund of the Trust.

10.	Indemnification.

(a)        The Adviser shall indemnify the Trust and each respective Fund (the “Fund Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Losses (or actions with respect thereto), as finally determined by a court or governmental body of competent jurisdiction, arise out of or are based upon the willful misfeasance, bad faith, or gross negligence in the performance by the Adviser of its duties or by its reckless disregard of its obligations under this Agreement (collectively, “Disabling Conduct”).

(b)        Except for such Disabling Conduct, the Trust and each respective Fund shall indemnify the Adviser and its officers, directors, members, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser and their respective successors and assigns (collectively, the “RMB Indemnified Parties”) against, and hold such RMB Indemnified Parties harmless from, any and all Losses (or actions with respect thereto) from any Proceedings arising from the Adviser’s entering into or providing services under this Agreement.

(c)        Expenses, including legal fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the indemnifying party in advance of the final disposition of any Proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the indemnifying party amounts paid if a final determination is made by a court or governmental body of competent jurisdiction that indemnification of the expenses is not authorized under Section 10 of this Agreement.

(d)        For the avoidance of doubt, the provisions of this Section 10 are expressly subject to all applicable provisions of the 1940 Act and the Advisers Act, as amended.

(e)        The provisions of this Section 10 shall survive the termination or cancellation of this Agreement.

11.	Disaster Recovery/Business Continuity.

(a)        The Adviser warrants and represents that it:

i.        has a reasonably designed disaster recovery plan; and

ii.        has implemented reasonable and adequate procedures and systems with regard to safekeeping from loss or damage attributable to fire, theft or any other casualty, blank checks, records and other data of the Trust, and its equipment, facilities and other property used in the performance of its obligations hereunder, and the Adviser will make such changes to its procedures and systems from time to time as the Adviser determines are reasonably required for the secure performance of its obligations hereunder.

(b)        The Adviser shall continuously maintain and periodically test such reasonably designed back-up systems and disaster recovery plans, and shall report to the Trust and the Board no less than annually regarding such maintenance and testing. Notwithstanding the foregoing or any other provision of this Agreement, the Adviser shall not be responsible for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond its reasonable control (“Force Majeure Events”) include, without limitation, natural disasters, actions or decrees of governmental bodies, terrorist actions, cyber-attacks, communication lines failures that are not the fault of either party, flood or catastrophe, acts of God or other similar events beyond its control.

(c)        In the event of a Force Majeure Event, the Adviser shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

13.        Renewal, Termination and Amendment. This Agreement shall continue in effect with respect to each Fund, unless sooner terminated as hereinafter provided, through June 30, 2017, and indefinitely thereafter if its continuance shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of a Fund or by vote of a majority of the Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, or as allowed by law. This Agreement may be terminated at any time with respect to a Fund, without payment of any penalty, by the Board or by vote of the majority of the outstanding voting securities of the Fund upon 60 days’ prior written notice to the Adviser and by the Adviser upon 60 days’ prior written notice to the Trust. This Agreement may be amended with respect to a Fund at any time by the parties, subject to approval by the Board and, if required by applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

14.        Definitions. For the purposes of this Agreement, the terms “vote of a majority of the outstanding shares,” “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the SEC under the 1940 Act; and the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

15.        Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.        Notices. Notices of any kind to be given to a party hereunder shall be in writing and shall be duly given if mailed, delivered or communicated by answer back facsimile transmission to such party at the address set forth below, attention President, or at such other address or to such other person as a party may from time to time specify.

RMB Investors Trust

Attn: President

115 South LaSalle Street, 34th Floor

Chicago, Illinois 60603

Fax: (312) 993-5801

RMB Capital Management, LLC

Attn: Chief Operating Officer

115 South LaSalle Street, 34th Floor

Chicago, Illinois 60603

Fax: (312) 993-5801

17.        Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.

18.        Applicable Law and Jurisdiction. This Agreement, and, in the event of termination of this Agreement, those paragraphs that survive such termination, shall be governed by the internal substantive laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. To the extent that the laws of the State of Delaware, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal or state courts within the State of New York, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over that party.

19.        No Third Party Beneficiaries. For the avoidance of doubt, no person other than the Trust, in its own capacity and on behalf of the Funds and the Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement and there are no other third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person (including without limitation any shareholder in any Fund) any direct, indirect, derivative, or other rights against the Adviser or Trust, or (ii) create or give rise to any duty or obligation on the part of the Adviser or Trust (including without limitation any fiduciary duty) to any person other than the Funds, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

RMB CAPITAL MANAGEMENT, LLC By: /s/ Walter Clark Name: Walter Clark Its: Chief Operating Officer
RMB INVESTORS TRUST By: /s/ Walter Clark Name: Walter Clark Its: President

SCHEDULE A

As of September 29, 2016:

Fund	Fee Schedule
RMB Fund	Fee Schedule I
RMB Mendon Financial Services Fund	Fee Schedule I
RMB Mendon Long/Short Fund	Fee Schedule II

FEE SCHEDULE I

As of September 29, 2016:
Annual Fee Rate as a Percentage of Fund Average Daily Net Asset Value
RMB Fund	0.60%
RMB Mendon Financial Services Fund	0.75%

The average net asset value for the month will be based on the net asset value used in determining the price at which Fund shares are sold, repurchased or redeemed on each day of the month.

If this Agreement becomes effective as to a Fund subsequent to the first day of a month, or terminates before the last day of a month, the Adviser’s compensation for such fraction of the month will be determined by applying the foregoing percentages to the average daily net asset value of the Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.

FEE SCHEDULE II

As of September 29, 2016:

COMPENSATION FOR SERVICES RMB MENDON FINANCIAL LONG/SHORT FUND

a.       The Fund shall pay the Adviser, as compensation for its services and expenses assumed hereunder, a fee as set forth below. Advisory fees payable hereunder shall be computed daily and paid monthly in arrears.

b.       The fee payable hereunder shall be composed of the Basic Fee (as defined below) and a Performance Adjustment (as defined below) to the Basic Fee based upon the investment performance of the Fund in relation to the investment record of a securities index determined by the Board to be appropriate over the same period, which the Board has designated as the KBW Bank Index (the “Index”).

c.       From time to time, the Board may by a vote of its members, including a majority of its members who are not interested persons of the Adviser or (other than as Board members) the Fund in the manner prescribed by the 1940 Act and the rules and regulations thereunder, determine: (i) that another securities index is a more appropriate benchmark than the Index for purposes of evaluating the performance of the Trust; and/or (ii) that a Class of shares of the Trust other than Class A is most appropriate for use in calculating the Performance Adjustment. After ten (10) days’ written notice to the Adviser, a successor index (the “Successor Index”) may be substituted for the Index in prospectively calculating the Performance Adjustment; and/or a different Class of shares may be substituted in calculating the Performance Adjustment. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the performance period prior to the adoption of the Successor Index will still be based upon the Trust’s performance compared to the Index. The use of a different Class of shares for purposes of calculating the Performance Adjustment shall apply to the entire performance period so long as such Class was outstanding at the beginning of such period. In the event that such Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Class was outstanding and any prior portion of the Performance Period shall be calculated using Class A shares. Any actions permitted by this section c. taken by the Board shall not be effective unless approved by a majority of the outstanding voting securities of the Fund if so required by the 1940 Act, subject however to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretive position from any such requirement of the 1940 Act.

d.       The “Basic Fee” shall be equal to 0.90% per annum of the Fund’s average daily net assets.

e.       The “Performance Adjustment” consists of an adjustment to the monthly Basic Fee to be made by applying a performance adjustment rate to the average net assets of the Fund over the Performance Period (as defined below). The resulting dollar figure shall be added to or subtracted from the Basic Fee depending on whether the Fund experienced better or worse performance than the Index.

The performance adjustment rate shall be equal to 0.01% per annum for each percentage point rounded to the nearer point (the higher point if exactly one-half point) that the Fund’s investment performance for the period was better or worse than the record of the Index (as then constituted). The maximum Performance Adjustment is plus or minus 0.10% per annum. In addition, as the Fund’s average daily net assets over the Performance Period may differ substantially from the Fund’s average daily net assets during the current year, the Performance Adjustment may be further adjusted to the extent necessary to ensure that the total Performance Adjustment to the Basic Fee on an annualized basis does not exceed 0.10%.

The “Performance Period” shall consist of a rolling 36 month period consisting of the most recently completed month and the previous 35 months, or such shorter period since commencement of the Fund’s operations.

The Fund’s investment performance will be measured by comparing the (i) opening net asset value of one Class A share of the Fund on the first business day of the Performance Period with (ii) the closing net asset value of one Class A share of the Fund as of the last business day of such Performance Period. In computing the investment performance of the Fund and the investment record of the Index, distributions of realized capital gains, the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period and dividends paid out of investment income on the part of the Fund, and all cash distributions of the companies whose stock comprise the Index, will be treated as reinvested in accordance with Rule 205-1 (or any other applicable rule) under the Advisers Act.

The computation of the Performance Adjustment shall not be cumulative. A positive fee adjustment will apply even though the performance of the Fund over some period of time shorter than the Performance Period has been behind that of the Index, and, conversely, a negative fee adjustment will apply for the month even though the performance of the Fund over some period of time shorter than the Performance Period has been ahead of that of the Index.

An appropriate percentage (based on the number of days in the current month) of the annual Performance Adjustment rate shall be multiplied by the Fund’s average net assets (computed in the manner set forth in the Trust’s registration statement adjusted as provided above, if applicable) determined as of the close of business on each business day throughout the Performance Period. The resulting dollar amount is added to or deducted from the Basic Fee.

The advisory fee payable hereunder shall be computed daily and paid monthly in arrears. If this Agreement terminates before the last day of a month, the Basic Fee then in effect shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. The amount of any Performance Adjustment to the Basic Fee will be computed on the basis of and applied to net assets averaged over the Performance Period (or such shorter period since commencement of the Fund’s operations) ending on the last business day on which this Agreement is in effect.

The Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or a portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Trust for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Adviser, subject to such terms regarding recoupment as from time to time agreed to by the Board, including a majority of its members who are not interested persons of the Adviser. Any such fee reduction or undertaking may be discontinued or modified by the Adviser at any time.

Nothing herein will preclude the Adviser or its affiliated persons from executing brokerage transactions for the Fund, charging the Fund brokerage commissions for these transactions and deriving a profit from these transactions.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

During the term of this Agreement, any compensation payable to the Adviser under this Agreement shall be held in an interest bearing escrow account. If, during the term of this Agreement, a new investment advisory agreement with the Adviser is approved by a majority of the Fund’s outstanding voting securities, then the amount held in the escrow account on behalf of the Fund (plus interest and income earned thereon and proceeds thereof) shall be paid to the Adviser. If, however, a new investment advisory agreement is not approved by a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), then the Adviser, with respect to the Fund, shall be entitled to the lesser of: (i) any costs incurred in performing this Agreement (plus interest and income earned thereon and proceeds thereof) or (ii) the total amount held in the escrow account (plus interest and income earned thereon and proceeds thereof).

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